Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Completes Sale of Barnett Shale Assets

OKLAHOMA CITY – Oct. 1, 2020 – Devon Energy Corp. (NYSE: DVN) today announced that it has completed the sale of its assets in the Barnett Shale to Banpu Kalnin Ventures (BKV). Devon received a cash payment of $320 million from BKV at closing, after adjusting for a $170 million deposit received in April and purchase-price adjustments that, among other things, allocate revenues and expenses based on a Sept. 1, 2019, effective date.

The sale agreement with BKV provides Devon the opportunity for contingent cash payments of up to $260 million based upon future commodity prices, with upside participation beginning at either a $2.75 Henry Hub natural gas price or a $50 West Texas Intermediate oil price. The contingent payment period commences on Jan. 1, 2021 and has a term of four years. The contingent payments are earned and paid on an annual basis.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: the risk that depressed commodity prices prevent Devon from earning some or all of the contingent payments; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (SEC). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

ABOUT DEVON ENERGY

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Lisa Adams, 405-228-1732
Chris Carr, 405-228-2496